Exhibit 10-3-4

TEGNA Supplemental Retirement Plan

Restatement dated August 7, 2007

Amendment Number 4

Pursuant to Article Seven of the TEGNA Supplemental Retirement Plan, Restatement dated August 7, 2007, as amended (the “Plan”), TEGNA Inc. hereby amends the Plan, effective December 31, 2017, as follows:

1.	Section 1.8 is amended by adding the following provisions to the end thereof:

Notwithstanding any provision to the contrary, effective December 31, 2017, the Monthly Benefit for each Grandfathered Participant shall be frozen, and such frozen benefit shall not be increased for earnings, credited service, cost of living adjustments or any other factor or reason after that date.

2.	Section 2.1 is amended by adding the following provision to the end thereof:

Notwithstanding any provision to the contrary, effective December 31, 2017, the Monthly Benefit for each Grandfathered Participant shall be frozen, and such frozen benefit shall not be increased for earnings, credited service, cost of living adjustments or any other factor or reason after that date.

IN WITNESS WHEREOF, TEGNA Inc. has caused this Amendment Number 4 to the TEGNA Supplemental Retirement Plan, Restatement dated August 7, 2007 to be executed by its duly authorized officer as of November 7, 2017.

TEGNA INC.

By:
Name: Todd A. Mayman
Title: Executive Vice President